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                                                                   EXHIBIT 23-A



                      CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in this Registration Statement of Delmarva Power & Light Company on Form S-3 of our report dated February 2, 1996, except as to the information presented under the caption Salem Outage in Note 16, for which the date is February 26, 1996, on our audits of the consolidated financial statements of Delmarva Power & Light Company and its subsidiary companies as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, as listed in Item 14(a) of the 1995 Annual Report of Delmarva Power & Light Company on Form 10-K. We also consent to the reference to our firm under the caption "Experts."



                                             COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, PA  19103
June 27, 1996